Exhibit 99.(h)(7)

EXHIBIT A

Fund Services Agreement

between WisdomTree Digital Trust and WisdomTree Digital Management, Inc.

as of October 20, 2023

Fund	Inception Date
WisdomTree Short-Term Treasury Digital Fund	11/21/22
WisdomTree Floating Rate Treasury Digital Fund	12/13/22
WisdomTree 3-7 Year Treasury Digital Fund	12/13/22
WisdomTree 7-10 Year Treasury Digital Fund	12/13/22
WisdomTree Long Term Treasury Digital Fund	12/13/22
WisdomTree TIPS Digital Fund	12/13/22
WisdomTree 500 Digital Fund	12/13/22
WisdomTree Technology & Innovation 100 Digital Fund	12/13/22
WisdomTree Short-Duration Income Digital Fund	12/13/22
WisdomTree Government Money Market Digital Fund	10/20/23

WISDOMTREE DIGITAL TRUST		WISDOMTREE DIGITAL MANAGEMENT, INC.

By:	/s/ Stuart Bell	By:	/s/ William Peck
Name:	Stuart Bell	Name:	William Peck
Title:	President	Title:	Chief Executive Officer